CODE OF ETHICS

August, 2008

I.	Legal Requirement

This Code of Ethics is drafted to document the standards demanded of McCarthy Group Advisors, L.L.C. (MGA) and its employees, particularly any advisory representatives.  We wish to specifically deal with trading practices by “access persons.”  Access persons are defined to include all officers, directors and investment personnel of McCarthy Group Advisors, L.L.C., a registered investment adviser.  Our intent is to exercise reasonable diligence and institute procedures to prevent violations of this Code of Ethics.

This Code of Ethics is designed to provide a program for detecting and preventing trading abuses and requires “access persons” to report personal securities transactions in securities of the types which MGA or the Advisor Series Trust Funds may purchase but is not designed to restrict trading per se.  This Code of Ethics is also aimed at minimizing conflicts of interest and the appearance of such conflicts.

II.	Basic Anti-Fraud Provisions and Access Person Reporting Summary

a)	General Prohibitions

It shall be unlawful for any officer, director and investment personnel of McCarthy Group Advisors, L.L.C. to employ any device, scheme, or artifice to defraud any client or other individual.

i.
To make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

ii.	To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon any advisory client; or

iii.	To engage in any manipulative practice with respect to any advisory client.

b)	Summary of Access Person Provisions

As set forth in more detail below, all officers, directors and employees of McCarthy Group Advisors, L.L.C. are required to file quarterly reports of their personal securities transactions (excluding excepted securities; the McCarthy Multi-Cap Stock Fund (MGAMX) is not an exempt security.)  If they wish to trade in any publicly-traded equity, pre-clearance must be obtained from the Chief Compliance Officer for such transactions.  There is no requirement to pre-clear trades in MGAMX, but the quarterly reports of personal securities transactions must disclose all trades in MGAMX or other related funds.  All officers, directors and employees of McCarthy Group Advisors, L.L.C. must obtain approval from the Chief Compliance Officer before directly or indirectly acquiring beneficial ownership in any securities in a Limited Offering.  Trading in an IPO is prohibited.

A written request for approval of a personal trade in a reportable securities transaction is made to the Chief Compliance Officer (or another designated individual if CCO is unavailable) on the day the covered employee wants to place their personal trade but prior to placing the trade.  The CCO compares the requested trade to both the Firm’s Restricted List and to current client trades that may be pending.  No personal trades are permitted in securities on the Restricted List (unless a written exemption is granted).  If there are existing client trades in the security being considered for a personal trade on that day, the covered employee is notified that they are precluded from trading until notified that all client trades have been completed for that day.  Once client trades are executed, the covered employee will be notified that they are permitted to place their personal trade for that security on that day.

All covered employees who have received pre-clearance for personal securities transactions in publicly-traded securities must have the trade(s) effected through the McCarthy Group Advisors, L.L.C. trading desk.

In the event that an access person/covered employee trades in a security in competition with a client trade for that day, the following procedures apply:  If the access person/covered employee receives an execution more favorable than that of the client, then the access person/covered employee is required to reimburse the client’s account for the difference in price per share of the access person/covered employee’s execution (for the number of shares traded by the employee) vs. the client’s executed price.  The required reimbursement will be calculated by the Chief Compliance Officer who will ensure timely reimbursement to the client.  The access person/covered employee shall be required to write a personal check to compensate the client.

If a managed account is that of a covered employee, those trades do not require pre-clearance but are required to generally be blocked with other managed client accounts and no preferential treatment is to be given.

All officers, directors, and employees of McCarthy Group Advisors, L.L.C. are required to file an initial holdings report (usually at the time of commencing employment with McCarthy Group Advisors) and quarterly thereafter by providing a copy of all brokerage statements in conjunction with the filing of the Form 005 quarterly report.

Access persons are prohibited from engaging in short-term trading (i.e. the purchase and sale of a security within 60 days).  The reports of access persons will be reviewed and compared against the trading records of McCarthy Group Advisors; if a pattern emerges that indicates abusive trading or noncompliance with applicable procedures, the matter will be referred to the Chief Compliance Officer who will make appropriate inquiries and decide what action, if any, is then necessary.

Members of the Board of Directors who do not have day-to-day contact with the intended investments for advisory clients are not required to file any reports at all, and there is no restriction on their personal securities trading activities.  However, if a Board member should learn that a particular transaction is intended for any client, and he or she wishes to make a similar or related trade, the Director should obtain prior approval of the trade.

III.	Other Fiduciary Standards Continue to Apply

This Code of Ethics is not intended to cover all possible areas of potential liability under the 1940 Act or under the federal securities law in general.  For example, other provisions of Section 17 of the 1940 Act prohibit various transactions between a registered investment company and affiliated persons, including the knowing sale or purchase of property to or from a registered investment company on a principal basis, and joint transactions (e.g., combining to achieve a substantial position in a security or commingling of funds) between an investment company and an affiliated person.  Persons covered by this Code of Ethics are advised to seek advice before engaging in any transactions involving securities held or under consideration for purchase or sale by MGA or a Fund of the Trust or if a transaction directly or indirectly involves themselves and the Advisor Series Trust other than the purchase or redemption of shares of a Fund or the performance of their normal business duties.

In addition, the Securities Exchange Act of 1934 may impose Fiduciary obligations and trading restrictions on access persons and others in certain situations.  It is expected that access persons will be sensitive to these areas of potential conflict, even though this Code of Ethics does not address specifically these other areas of fiduciary responsibility.

IV.	Implementation

In order to implement this Code of Ethics, a Chief Compliance Officer has been designated:

Andrea McMahon (effective July 1, 2004)

A list of access persons within the organization will be created and the Chief Compliance Office shall update the list with reasonable frequency.

The Chief Compliance Officer shall circulate a copy of this Code of Ethics annually to each access person, together with an acknowledgement of receipt, which shall be signed and returned to the compliance officer or compliance officer delegate as appropriate, by each access person.

The Chief Compliance Officer is charged with responsibility for insuring that the reporting requirements of this Code of Ethics (see Section VII) are adhered to by all access persons.  The Chief Compliance Officer shall be responsible for ensuring that the review requirements of this Code of Ethics (see Section X) are performed in a prompt manner.

V.	Definitions

a)	“Access person” means: (i) any director, officer, general partner or advisory person (as described below).

b)
“Advisory person” means with respect to an investment adviser any employee who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security for an advisory client or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the investment adviser who obtains information concerning recommendations made to an advisory client with regard to the purchase or sale of a security.

c)
A security is “being considered for purchase or sale” when recommendation to purchase or sell a security has been made and communicated, and, with respect to a person making a recommendation, when such person seriously considers making such a recommendation.

d)
“Beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, and the rules and regulations thereunder, with the exception that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires.

e)
“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position, as further defined in Section 2(a)(9) of the 1940 Act.

f)	“Purchase or sale of a security” includes the writing of an option to purchase or sell a security.

g)	“Security” shall have the meaning set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include excepted securities (as defined below).

h)
“Excepted securities” include shares of registered open-end investment companies (excluding the McCarthy Multi-Cap Stock Fund), securities issued by the Government of the United States (including Government agencies), short term debt securities which are “government securities” within the meaning of Section 2(a)(16) of the 1940 Act, bankers’ acceptances, bank certificates of deposit, commercial paper and other money market instruments.

VI.	Trading Policies

Subject to the exceptions noted in Section VII, no access person shall purchase or sell directly or indirectly, any security in which he or she has, or by reason of such transactions acquires, any direct or indirect beneficial ownership,

a)
if such security to his or her actual knowledge at the time of such purchase or sale is being considered for purchase or sale for a client account (i.e. a trade for a client account is pending entering or execution);

b)	if such action by such access person would defraud a client, operate as a fraud or deceit upon a client, or constitute a manipulative practice with respect to such client;
c)
to ensure that security purchases and sales by access persons do not constitute a fraudulent, deceptive or manipulative practice with respect to a client account, a policy preventing access persons from trading ahead of client accounts or otherwise inappropriately trading in securities held or being considered for purchase or sale by a client account.

VII.	Reporting

a)
Subject to the exceptions set forth below, every access person shall report to the Chief Compliance Officer the information described in this Section VII(b) with respect to transactions in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security.

b)	Every report shall be made not later than ten (10) business days after the end of each calendar quarter and shall contain the following information:

i)	The date of the transaction, the title and number of shares, and the principal amount of each security involved;

ii)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

iii)	The price at which the transaction was effected;

iv)	The name of the broker, dealer, or bank with or through whom the transaction was effected;

v)	For transactions in the McCarthy Multi-Cap Stock Fund, the dollar amount of the transaction is to be noted.

c)
For periods in which no reportable transactions were effected, the report shall contain a representation that no transactions subject to the reporting requirements were effected during the relevant time period.

d)
Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

e)	Copies of statements or confirmations containing the information specified in paragraph (b) above may be submitted in lieu of listing the transactions.

VIII.	Exceptions to Reporting Requirements

a)	Access persons also need not make a report with respect to exempted transactions/securities as described in Section V of this Code.

b)	Access persons need not make a report where the report would duplicate information recorded pursuant to Rules 204-2(a)(12) or 204-2(a)(13) under the Investment Advisers Act of 1940.

IX.	Review

The Chief Compliance Officer shall compare all reports of personal securities transactions with completed and contemplated portfolio transactions of client accounts as well as to any pre-clearance requests received from an access person to determine whether a possible violation of the Code of Ethics and/or other applicable trading procedures may have occurred.  The Chief Compliance Officer may delegate this function to one or more persons employed by the investment adviser

No person shall review his or her own report.  Before making any determination that a violation has been committed by any person, the compliance officer shall give such person an opportunity to supply additional explanatory material.  If a securities transaction of the compliance officer is under consideration, an alternate shall act in all respects in the manner prescribed herein for the designated compliance officer.

If the Chief Compliance Officer determines that a violation of the Code of Ethics has or may have occurred, he or she shall, following consultation with counsel to the advisor, submit his or her written determination, together with the transaction report, if any, and any additional explanatory material provided by the individual to the Chairman who shall make an independent determination of whether a violation has occurred.

The Chief Compliance Officer shall be responsible for maintaining a current list of all access persons and for identifying all reporting access persons on such list, and shall take steps to ensure that all reporting access persons have submitted reports in a timely manner.  The Chief Compliance Officer may delegate the compilation of this information to appropriate persons employed by the investment adviser and shall be entitled to rely on the information received from such compliance officer delegate(s).  Failure to submit timely reports will be communicated to the Board of Directors.

X.	Notification

Employees are required to report to the Chief Compliance Officer any known violation of this Code of Ethics or any known violation of any federal securities law by any employee.

XI.	Sanctions

If a material violation of this Code occurs or a preliminary determination is made that a violation may have occurred, a report of the alleged violation shall be made to the Board of Directors.  The Board of Directors may impose such sanctions as it deems appropriate, including a letter of censure, suspension or termination of the employment of the violator and/or a disgorging of any profits made by the violator.

Receipt and Acknowledgement

I have read and reviewed the entire contents of McCarthy Group Advisors, L.L.C. Code of Ethics and have obtained an interpretation of any provision about which I had a question. I accept responsibility for understanding, complying with and when appropriate, seeking guidance regarding the Code.

I will report violations of the Code, laws or other McCarthy Group Advisors, L.L.C. policies of which I am aware or that I suspect have taken place. I understand that I am required to cooperate fully with the McCarthy Group Advisors, L.L.C. in any investigation of violations. I understand that my failure to comply with the Code or other policies or procedures may result in disciplinary action, up to and including termination.

Employee	Date